EXHIBIT 99.2

JOINT FILING AGREEMENT

                    The undersigned hereby agrees with the individuals and/or entities listed below to file a single, joint Statement on Schedule 13D pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934 (the "Schedule 13D") with respect to the Common Stock of Celerity Systems, Inc. (the "Company") beneficially owned by each such individual and/or entity and that such Schedule 13D is filed on behalf of each and all of the undersigned and such other individuals and/or entities:

Kidston Family Companies, LLC
Kexon Inc.
Edward A. Kidston
Robert B. Kidston, Jr.
William S. Kidston
John P. Kidston

                    The undersigned represents that the undersigned is eligible to file a Statement on Schedule 13D. The undersigned further agrees that the undersigned shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and the accuracy and completeness of the information concerning the undersigned contained in the Schedule 13D.

                    This Agreement shall remain in effect until revoked in writing by the undersigned.

Date: June 27, 2000	KIDSTON FAMILY COMPANIES, LLC By /s/Edward A. Kidston Its President

Date: June 27, 2000	KEXON INC. By /s/Edward A. Kidston Its President

Date: June 27, 2000	/s/Edward A. Kidston EDWARD A. KIDSTON

Date: June 27, 2000	/s/Robert B. Kidston, Jr. ROBERT B. KIDSTON, JR.

Date: June 27, 2000	/s/William S. Kidston WILLIAM S. KIDSTON

Date: June 27, 2000	/s/John P. Kidston JOHN P. KIDSTON

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